EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tix Corporation

We hereby consent to the incorporation by reference in the previously filed Registration Statements of Tix Corporation on Form S-8 (File Nos. 333-140615 and 333-113245) of our report, dated March 20, 2008, appearing in this Annual Report on Form 10-KSB of Tix Corporation for the fiscal year ended December 31, 2007.

WEINBERG & COMPANY, P.A.

Los Angeles, California
March 31, 2008